PERSONAL & CONFIDENTIAL

October 14th, 2002

The Chairman
LogiMetrics, Inc
435 Moreland Road
Hauppauge, NY 11788

Re.: Wind-Down Assignment for LogiMetrics, Inc

Dear Sir:

We appreciate the opportunity to outline the terms by which KIT Capital, LLC ("KIT") will act as a business executor and strategic advisor to LogiMetrics, Inc ("LogiMetrics", "the Client") in connection with the out-of-court reorganization/wind-down of LogiMetric's business.

SCOPE OF THE ENGAGEMENT

The services contemplated for this engagement consist of the following:

1. Services of an acting business executor, reporting and accountable directly to the Board of LogiMetrics on all issues related to the management and wind-down of LogiMetric's business, assets, liabilities (including contingent liabilities) and outstanding contractual involvements. Appointment of KIT professionals to Board and Officer positions, in order to appropriately effectuate the wind-down.

2. The negotiation of outstanding issues with all creditors in an effort to maximize shareholder value and conclude the wind-down in the quickest possible fashion.

3. Supervision of legal counsel, including but not limited to legal counsel tasked with administrative matters related to vendor negotiations and other necessary documentation.

4. Supervision, as necessary, of accountants working on the LogiMetrics wind-down analysis, and related tax documentation.

5. Strategic advice to LogiMetrics regarding fiduciary obligations in the context of an out-of-court restructuring/wind-down, including but not limited to issues surrounding vendor negotiations and general legal and accounting issues.

6. Facilitation of the liquidation of office infrastructure including desks, chairs, cubes, computers, and any other assets.

7. Services do not include guidance or advice through a Chapter 11 reorganization, but do include all necessary Officer and Director involvement in perpetuity in the context of a Chapter 7 filing.


KIT shall under all circumstances have the right to rely on, without independent verification, and does not assume responsibility for the accuracy or completeness of information furnished to KIT by the Client in connection with KIT's engagement hereunder.

CONFIDENTIALITY

KIT will maintain in strict confidence business information provided to us by the Client and developed by us regarding the Client. Any such information will only be disclosed to third parties with the express permission of the Client.

PROJECT ORGANIZATION

Our team would consist of Kaleil Isaza Tuzman and Charles Seely (professional biographies available at www.recognitiongroup.com). They will be assisted by such other persons as are reasonably necessary for KIT to carry out the terms of its engagement hereunder.


TERMS OF ENGAGEMENT

KIT will bill the Client a flat, upfront retainer of $40,000 for the assignment. In addition, KIT will bill the client $2,500 per month for KIT assuming all Board positions unless LogiMetrics has adequate and documented D&O insurance to cover KIT employees. Fees are payable upfront, at the beginning of each month of engagement. If the Client does not have enough cash available to pay these fees, KIT will be paid the amount available and the balance will be paid to the full amount of the fees stated above on a priority basis secured by the assets and contingent assets of LogiMetrics, from the liquidation of the Property, Plant & Equipment, realization of Accounts Receivables and realization of any monies received from outstanding litigations.

Above and beyond the retainer described previously, KIT will receive 14.5% of asset realization/liability minimization net proceeds (the "Liquidating Fee"), specifically excluding all assets recorded on the books and records of the company as of the date hereof including but not limited to cash on hand, but including and not limited to the future proceeds realized from collecting any monies owed by third-party liquidators, business partners, lessees and other accounts receivables, proceeds realized from the liquidation of all technology-related (including intellectual property) assets, Property, Plant & Equipment, office furniture and supplies, the Liquidating Fee shall be equally applied to the reduction of any and all liabilities.

We will bill the Client bi-weekly for incurred out-of-pocket expenses. Our expenses will include reasonable travel, database access, overnight mail, telephone, facsimile transmissions, photocopies, document materials and similar costs. No expense of more than $75 will be incurred without prior consent from the Client. In the event of an involuntary Chapter 7 liquidation, KIT remains committed to fulfill requests of the liquidation trustee for as long as the Chapter 7 liquidation process takes.


OTHER TERMS


The Client agrees to (a) indemnify KIT and its affiliates, consultants, independent contractors and their respective members, directors, officers, employees, agents and controlling parties (KIT and each such person being an "Indemnified Party") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which such Indemnified Party may become subject under any applicable law as a result of, or otherwise related to,
(i) a breach of any representation, warranty, covenant or other agreement of you contained herein and (ii) this letter and (b) reimburse each such Indemnified Party for all expenses (including legal fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Client will not be liable under the foregoing indemnification provision to any Indemnified Party to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted from such Indemnified Party's bad faith or gross negligence. If the indemnification or reimbursement provided for in this paragraph of this agreement is judicially determined to be unavailable (other than in accordance with the terms hereof) to an Indemnified Party in respect of any losses, claims, damages, liabilities or expenses referred to herein, then, in lieu of indemnifying such Indemnified Party hereunder, the Client shall contribute the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses (and expenses relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits of the Engagement or (ii) if the allocation provided by clause
(i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of us, as well as any other relevant equitable considerations; provided, however, in no event shall KIT's aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received under this letter.

In addition, we will bill the Client and the Client agrees to promptly pay for any time and expenses (including time and expenses of legal counsel) we may incur in considering or responding to discovery requests or participating as a witness or otherwise in any legal, regulatory, or other proceeding as a result of our performance of these services.

Any controversy or claim arising out of or relating to this Agreement or the services provided by KIT pursuant thereto (including any such matter involving any parent, subsidiary, affiliate, successor in interest, or agent of the Client or of KIT) shall be submitted first to voluntary mediation, and if mediation is not successful, then to binding arbitration, in accordance with the dispute resolution procedures set forth in the Attachment to this Agreement. Judgment on any arbitration award may be entered in any court having proper jurisdiction.

If any portion of this agreement is held to be void, invalid, or otherwise unenforceable, in whole or part, the remaining portions of this agreement shall remain in effect.

This agreement shall be governed by the internal substantive laws and not the choice of law rules of the State of New York. Any advice (written or oral) rendered by KIT pursuant to this engagement may not be disclosed publicly without prior consent.
                                     * * * *

This engagement is very important to us and we appreciate the opportunity to serve you. If you are in agreement with the terms set forth herein, please indicate by signing and returning this letter along with a funds transfer in the amount of $40,000 (or $42,500 if Client desires KIT to take Board seats and Client does not have adequate and documented D&O insurance to cover KIT employees) to Citibank, account number 05695243, ABA routing number 021000089.



                                                          Very truly yours,

                                                          KIT Capital, LLC


                                                  By: /s/ Kaleil Isaza Tuzman
                                                          -------------------
                                                          Kaleil Isaza Tuzman

AGREED TO AND ACCEPTED BY:

LOGIMETRICS, INC.

/s/ John S. Mega
--------------------------------------------


John S. Mega
-----------------------------------------------------


Acting President

                          DISPUTE RESOLUTION PROCEDURES

The following procedures shall be used to resolve any controversy or claim ("dispute") as provided in our agreement dated October 14th (the "Agreement"). If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

Mediation

A dispute shall be submitted to mediation by written notice to the other party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot otherwise agree on a mediator, one will be appointed by the American Arbitration Association ("AAA"). However, any mediator appointed by the AAA must be acceptable to all parties.

The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings.

Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.

Arbitration

If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute will be settled by arbitration. The arbitration will be conducted in accordance with the procedures in this document and the Commercial Arbitration Rules of the AAA. In the event of a conflict, the provisions of this document will control.

The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the dispute, to be selected as follows: KIT and the Client will each select one arbitrator and the third arbitrator will be chosen by the two previously selected arbitrators. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

Unless provided otherwise in the Agreement, the arbitrators shall have no power to award (i) damages inconsistent with the Agreement or (ii) punitive damages or any other damages not measured by the prevailing party's actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a federal court deciding the matter in the same jurisdiction.

No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

The result of the arbitration will be binding on the parties, and judgment on the arbitrators' award may be entered in any court having jurisdiction.